Exhibit 5.1

December 5, 2011

Monmouth Real Estate Investment Corporation
3499 Route 9 North, Suite 3-C
Juniper Business Plaza
Freehold, New Jersey 07728

Ladies and Gentlemen:

You (the “Company”) have requested our opinion in connection with your sale of a total of 2,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), in a registered offering covered by the Company’s shelf registration statement on Form S-3 (Registration No. 333-161668) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on September 1, 2009 registering up to $115,000,000 aggregate initial offering price of shares of common stock, shares of preferred stock and debt securities to be issued to the public from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

In furnishing this opinion, we have examined copies of the Registration Statement, the Company’s Articles of Incorporation and By-Laws, as amended to date, resolutions adopted by the Company’s Board of Directors, and by a duly authorized committee of such Board, authorizing the filing of the Registration Statement and the issuance and sale of the Shares.

We have also examined such other documents, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examinations of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents supplied to us as copies. As to various questions of fact material to such opinion, we have relied upon statements and certificates of your officers and representatives and others.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company and (ii) when the Shares have been issued, delivered and paid for, the Shares will be legally issued, fully paid and nonassessable.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not purport to express any opinion herein concerning any law other than the laws of the State of New York, the Maryland General Corporation Law (the “MGCL”), subject to the limitation set forth in the next sentence, and the federal laws of the United States of America.  Although we are not admitted to practice in the State of Maryland, we are generally familiar with the MGCL and the opinions expressed herein with respect to matters of Maryland law are limited to and based solely on a review of the MGCL.  This opinion is limited to the laws as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company with the Commission relating to the sale of the Shares.  In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN LLP